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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|  EDKIN          TIMOTHY                    |    SMITH-GARDNER & ASSOCIATES, INC. (SGAI)   |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |      title below)            below)  |
| c/o SMITH-GARDNER & ASSOCIATES, INC.       |    (Voluntary)          |                    |      VICE PRESIDENT --               |
| 1615 SOUTH CONGRESS AVENUE                 |                         |                    |      PRODUCT DEVELOPMENT             |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| DELRAY BEACH        FL         33445-6368  |                         |    MARCH 2000      |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   | Amount |(A) or|  Price    |                    |   (I)       |   ship   |
|                     |                   |       |      |        |(D)   |           |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |        |      |           |                    |             |   4)     |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
| COMMON STOCK        |  03/10/00         |  M    |  --  |10,000  |   A  |$2.53/SH.  |          --        |     D       |   N/A    |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
| COMMON STOCK        |  03/10/00         |  S    |  --  |10,000  |   D  |$22.3125/SH|         400        |     D       |   N/A    |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
|---------------------|-------------------|-------|------|--------|------|-----------|--------------------|-------------|----------|
|                     |                   |       |      |        |      |           |                    |             |          |
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* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                           (Over)

  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                       (Print or Type Response)




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| EMPLOYEE STOCK OPTION |              |          |     |    |       |        |        |        | COMMON |           |             |
| (RIGHT TO BUY)        |    $2.53     | 03/10/00 |  M  | -- |  --   | 2,813  |   (1)  |04/01/06| STOCK  |   2,813   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| EMPLOYEE STOCK OPTION |              |          |     |    |       |        |        |        | COMMON |           |             |
| (RIGHT TO BUY)        |    $2.53     | 03/10/00 |  M  | -- |  --   | 7,187  |   (2)  |01/06/07| STOCK  |   7,187   |     --      |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
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|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          187        |              D                |        N/A           |
|---------------------|-------------------------------|----------------------|
|       12,813        |              D                |        N/A           |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

(1) 25% of the option vested on 04/01/97 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

(2) 25% of the option vested on 01/06/98 (the "Anniversary Date"), and the remaining 75% vests in twelve equal successive quarterly installments which began on the last day of the calendar quarter which includes the Anniversary Date.

**  Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ TIMOTHY R. EDKIN               1/31/01
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person    Date

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)